Exhibit 4.42

FORM OF PREFERRED STOCK PURCHASE WARRANT

WISA TECHNOLOGIES, INC.

Preferred Warrant Shares: _______	Initial Exercise Date: [ ], 2023
Issuance Date: [ ], 2023

THIS PREFERRED STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value of $0.0001 received by the Company, _____ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after [ ], 2023 (the “Initial Exercise Date”) and prior to 5:00 p.m. (New York City time) on [ ], 2025 (the “Termination Date”) but not thereafter, to subscribe for and purchase from WiSA Technologies, Inc., a Delaware corporation (the “Company”), up to ______ shares of Series B Preferred Stock (as subject to adjustment hereunder, the “Preferred Warrant Shares”). The purchase price of one share of Series B Preferred Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Warrant shall initially be issued and maintained in the form of a security held in book-entry form and the Depository Trust Company or its nominee (“DTC”) shall initially be the sole registered holder of this Warrant, subject to a Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply. This Warrant is being issued pursuant to the Securities Purchase Agreement (as defined herein) and/or Registration Statement (as defined herein) and Warrant Agency Agreement (the “Warrant Agent Agreement”), dated as of [ ], 2023, between the Company and VStock Transfer, LLC, and any successor warrant agent under thereunder (collectively, the “Warrant Agent”).

Section 1.      Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class or series of securities into which such securities may hereafter be reclassified as or converted or otherwise changed into shares of the Company’s common stock, $0.0001 par value per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” means (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (other than a stock split whether by the Company or another Person) is completed pursuant to which holders of shares of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the Common Stock of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization (other than a stock split) of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization (other than a stock split), spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the Common Stock of the Company.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share.

“Preferred Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time shares of Series B Preferred Stock, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Preferred Stock, other than shares of Series B Preferred Stock payable in-kind as dividends pursuant to the Series B Certificate of Designations.

“Registration Statement” means the Company’s registration statement on Form S-1, as amended (File No. 333-274331) which was filed with the Commission and became effective on [ ], 2023.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means that certain securities purchase agreement, dated [ ], 2023, among the Company and the purchasers signatory thereto.

“Registration Statement” means the registration statement on Form S-1 filed with the Commission (File No. 333-274331), including any registration statement prepared and filed by the Company in accordance with Rule 462(b) pursuant to the Securities Act).

“Series B Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock of the Company.

“Series B Preferred Stock” means Series B Convertible Preferred Stock of the Company, par value $0.0001 per share, issued and issuable pursuant to the Series B Certificate of Designation and (ii) any capital stock into which such Series B Convertible Preferred Stock shall have been changed or any share capital resulting from a reclassification of such Series B Convertible Preferred Stock.

“Subsidiary” means any subsidiary of the Company, which is actively engaged in a trade or business, and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means VStock Transfer, LLC, the current transfer agent of the Company, and any successor transfer agent of the Company.

Section 2.               Exercise.

(a)            Exercise of Warrant. Subject to the provisions of Section 2(e) hereof, exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and prior to 5:00 p.m. (New York City time) on the Termination Date by delivery to the Warrant Agent and the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Preferred Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank. Neither the Company nor the Warrant Agent shall have any obligation to inquire with respect to or otherwise confirm the authenticity of the signature(s) contained on any Notice of Exercise nor the authority of the person so executing such Notice of Exercise. No ink original Notice of Exercise shall be required nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company or the Warrant Agent until the Holder has subscribed for all of the Preferred Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Warrant Agent for cancellation within three (3) Trading Days after the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in subscriptions for a portion of the total number of Preferred Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Preferred Warrant Shares issuable hereunder in an amount equal to the applicable number of Preferred Warrant Shares subscribed for. The Holder and the Warrant Agent shall maintain records showing the number of Preferred Warrant Shares subscribed for and the date of such purchase. The Company shall deliver to the Holder and Warrant Agent any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase for a portion of the Preferred Warrant Shares hereunder, the number of Preferred Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

Notwithstanding the foregoing in this Section 2(a), a holder whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises made pursuant to this Section 2(a) by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable), subject to a Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply.

(b)            Exercise Price. The exercise price per share of Series B Preferred Stock under this Warrant shall be $55.00, subject to adjustment hereunder (the “Exercise Price”).

(c)            [Reserved].

(d)            Mechanics of Exercise.

(i)            Delivery of Preferred Warrant Shares Upon Exercise. The Company shall cause the Preferred Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with DTC through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Preferred Warrant Shares to the Holder, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Preferred Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company and the Warrant Agent of the Notice of Exercise, provided that payment of the aggregate Exercise Price is received by the Warrant Agent one (1) Trading Day prior to such second Trading Day after the delivery of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Warrant Agent and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company and Warrant Agent of the Notice of Exercise, provided that payment of the aggregate Exercise Price is received by the Warrant Agent one (1) Trading Day prior to such second Trading Day after the delivery of the Notice of Exercise (such date, the “Warrant Share Delivery Date” and such conditions, the “Exercise Conditions”). For the purposes of Regulation SHO under the Exchange Act, upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Preferred Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Preferred Warrant Shares, provided that payment of the aggregate Exercise Price is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver or cause the delivery to the Holder the Preferred Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Preferred Warrant Shares subject to such exercise (based on the stated value of the Series B Preferred Stock, as set forth in the Series B Certificate of Designation), $10.00 per Trading Day (increasing to $20.00 per Trading Day on the fifth Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Preferred Warrant Shares are delivered or the Holder rescinds such exercise; provided, however, that the Holders may convert the Preferred Warrant Shares into shares of Common Stock in accordance with the terms of the Series B Certificate of Designation at any time, at the option of the Holder, following its satisfaction of the applicable Exercise Conditions (such conversion, a “Forced Conversion”). In the event of a Forced Conversion, the liquidated damages referred to in the preceding sentence shall cease to accrue under this Warrant on the date that shares of Common Stock are delivered to the Holder pursuant to the Series B Certificate of Designation. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market as in effect on the date of delivery of the Notice of Exercise. In addition, notwithstanding the foregoing, a Holder may convert the shares of Series B Preferred Stock subject to the Notice of Exercise into Conversion Shares (as defined in the Series B Certificate of Designation) pursuant to the Series B Certificate of Designation by simultaneously delivering the Notice of Exercise and a Notice of Conversion (as defined in the Series B Certificate of Designation) to the Company thereunder, and upon the delivery of said Notice of Conversion, the Company shall deliver, or cause to be delivered, to the converting Holder the applicable number of Conversion Shares subject to the Notice of Conversion by the Share Delivery Date (as defined in the Series B Certificate of Designation).

(ii)            Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Preferred Warrant Shares, cause the Warrant Agent to deliver to the Holder a new Warrant evidencing the rights of the Holder to subscribe for the unsubscribed for Preferred Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)            Rescission Rights and Forced Conversion. If the Company fails to cause the Transfer Agent to transmit to the Holder the Preferred Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise or effect a Forced Conversion by delivering written notice to the Company at any time prior to the delivery of such Preferred Warrant Shares (in which case any liquidated damages payable under Section 2(d)(i) shall no longer be payable).

(iv)            Compensation for Buy-In on Failure to Timely Deliver Preferred Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Preferred Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date (so long as the Company has provided wire transfer instructions to the Holder on Company letterhead signed by an executive officer of the Company, other than as a result of failure of the Holder to timely deliver the aggregate Exercise Price or a failure that is solely due to any action or inaction by the Holder with respect to such exercise), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Series B Preferred Stock to deliver in satisfaction of a sale by the Holder of the Preferred Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Series B Preferred Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Preferred Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Preferred Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Series B Preferred Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases shares of Series B Preferred Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of this Warrant to subscribe for shares of Series B Preferred Stock with an aggregate exercise price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Series B Preferred Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(v)            No Fractional Shares or Scrip. Notwithstanding any provision to the contrary contained in this Warrant, the Company shall not be required to issue any fraction of a Preferred Warrant Shares or scrip representing fractional shares of Preferred Warrant Shares upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the stated value of the Series B Preferred Stock, as set forth in the Series B Certificate of Designation. Accordingly, a Holder is entitled to exercise a number of Warrants that would solely result in the Holder receiving one or more whole Warrant Shares.

(vi)           Charges, Taxes and Expenses. Issuance of Preferred Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Preferred Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Preferred Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Preferred Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto; and (ii) the Company shall use its best efforts to pay, or procure payment of issue or stamp taxes levied in connection with the issuance of the Warrant or Preferred Warrant Shares to the Holder (“Relevant Taxes”). The Holder agrees to cooperate with the Company and provide all necessary and reasonable information and documentation to the Company in a timely manner (and in any event within 10 Business Days of request) to enable the Company to procure payment of any Relevant Taxes and facilitate the making of any necessary filings in respect of Relevant Taxes required to be made within applicable time limits. The Company shall not be liable for any Relevant Taxes or any penalty, fine, surcharge, interest, charge, cost or other similar imposition arising in respect of Relevant Taxes to the extent that such amount arises or is increased as a result of any failure by a Holder to timely provide the Company with any information or documentation reasonably requested pursuant to this Section 2(d)(vi). The Company shall pay all Transfer Agent fees required for processing of any Notice of Exercise and all fees to DTC (or another established clearing corporation performing similar functions) required for electronic delivery of the Preferred Warrant Shares.

(vii)            Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(e)            [Reserved].

(f)            [Reserved].

Section 3.               Certain Adjustments.

(a)            Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Series B Preferred Stock or any other security of the Company that may be converted into Series B Preferred Stock (which, for avoidance of doubt, shall not include any shares of Series B Preferred Stock issued by the Company upon exercise of this Warrant and shall not include any of the dividends to be paid to holders of shares of Series B Preferred Stock pursuant to Section 3 of the Series B Preferred Stock Certificate of Designation), (ii) subdivides outstanding shares of Series B Preferred Stock into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding shares of Series B Preferred Stock into a smaller number of shares, or (iv) issues by reclassification of shares of Series B Preferred Stock any share capital of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Series B Preferred Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Series B Preferred Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and, in the case of a subdivision, combination or re-classification, shall become effective immediately after the effective date of such subdivision, combination or re-classification.

(b)            [Reserved].

(c)            Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time that this Warrant is outstanding the Company grants, issues or sells any Preferred Stock Equivalents or rights to purchase shares, warrants, securities or other property pro rata to all of the record holders of the Series B Preferred Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Series B Preferred Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the record date for the grant, issuance or sale of such Purchase Rights, or, if no such record date is established, the date as of which the record holders of shares of Series B Preferred Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(d)            Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Series B Preferred Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, share or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (except to the extent an adjustment was already made pursuant to Section 3(a)) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall, subject to the terms of this Section 3(d), be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Series B Preferred Stock acquirable upon complete exercise of this Warrant immediately before the record date for such Distribution, or, if no such record date is established, the date as of which the record holders of shares of Series B Preferred Stock are to be determined for the participation in such Distribution. Any Distribution or Distributions to be paid to any Holder under this Section 3(d) shall be held in trust for the benefit of the Holder holding the Warrant at the time of exercise of the Warrant, and paid to such Holder only upon such exercise. In the event that this Warrant is not exercised, such Distribution held in trust for the benefit of the Holder shall be forfeited.

(e)            Fundamental Transaction.

(i)            Fundamental Transactions. If, at any time while this Warrant is outstanding, a Fundamental Transaction occurs, the Company shall cause any Successor Entity in a Fundamental Transaction in which the Company is not the survivor to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements prior to such Fundamental Transaction, including agreements to deliver to the Holder, at the Holder’s option, in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Series B Preferred Stock acquirable and receivable upon exercise of this Warrant prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Series B Preferred Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant and conversion of the underlying Preferred Warrant Shares at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant and conversion of the underlying Preferred Warrant Shares prior to such Fundamental Transaction, such shares of stock or securities which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised and converted into Preferred Warrant Shares immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant).

(ii)            The Company shall instruct the Warrant Agent in writing to mail, by first class mail, postage prepaid, to each Holder, written notice of the execution of any such amendment, supplement or agreement with the Successor Entity. Any supplemented or amended agreement entered into by the Successor Entity shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3(e). The Warrant Agent shall have no duty, responsibility or obligation to determine the correctness of any provisions contained in such agreement or such notice, including but not limited to any provisions relating either to the kind or amount of securities or other property receivable upon exercise of warrants or with respect to the method employed and provided therein for any adjustments, and shall be entitled to rely conclusively for all purposes upon the provisions contained in any such agreement. The provisions of this Section 3(e) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and conveyances of the kind described above.

(f)            Calculations. All calculations under this Section 3 shall be made by the Company to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Series B Preferred Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Series B Preferred Stock (excluding treasury shares, if any) issued and outstanding.

(g)            Notice to Holder.

(i)            Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder and to the Warrant Agent by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Preferred Warrant Shares and setting forth a brief statement of the facts requiring such adjustment; provided, however, that the Company may satisfy the notice requirement with respect to the Holder (but not the Warrant Agent) in this Section 3(g) by filing such information with the Commission on its EDGAR system pursuant to a Current Report on Form 8-K or Quarterly Report on Form 10-Q or Annual Report on Form 10-K.

(ii)            Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form other than a stock split) on the Series B Preferred Stock, except for any recurring cash dividend, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Series B Preferred Stock (excluding any granting or issuance of rights to all of the Company’s stockholders pursuant to a stockholder rights plan), (C) the Company shall authorize the granting to all holders of the Series B Preferred Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Series B Preferred Stock other than a reverse stock split, any consolidation or merger to which the Company (and its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Series B Preferred Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least five (5) calendar days prior to the applicable record or effective date hereinafter specified, (unless such information is filed with the Commission on its EDGAR system in which case a notice shall not be required) a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Series B Preferred Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Series B Preferred Stock of record shall be entitled to exchange their shares of Series B Preferred Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.               Transfer of Warrant.

(a)            Transferability. This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the office of the Warrant Agent designated for such purpose, together with a written assignment of this Warrant substantially in the form attached hereto properly completed and duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer accompanied by reasonable evidence of authority of the party making such request that may be required by the Warrant Agent including but not limited to, the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Preferred Warrant Shares without having a new Warrant issued.

(b)            New Warrants. If this Warrant is not held in global form through DTC, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a) herein and Section 2.1.5 of the Warrant Agency Agreement, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issuance Date and shall be identical with this Warrant except as to the number of Preferred Warrant Shares issuable pursuant thereto.

(c)            Warrant Register. The Warrant Agent shall register this Warrant, upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Warrant Agent or any agent of the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or any other depository governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant held in global shall be exercised by the Holder or a Participant (as defined in the Warrant Agency Agreement) through the depository’s system, except to the extent expressly set forth in the Warrant Agency Agreement.

Section 5.               Registration Statement. Following the Issuance Date, the Company is obligated to maintain an effective registration statement on Form S-1 (or other appropriate form) with the Commission covering the issuance of the Preferred Warrant Shares and shares of Common Stock issuable upon conversion of Preferred Warrant Shares until such time as no Warrants remain outstanding, unless there is available an exemption from, or a transaction not subject to, the registration requirements of the Securities Act that covers the issuance of Preferred Warrant Shares and shares of Common Stock issuable upon conversion of Preferred Warrant Shares.

Section 6.               Miscellaneous.

(a)            No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

(b)            Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company and the Warrant Agent of an affidavit of loss reasonably satisfactory to the Company and the Warrant Agent evidencing the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Preferred Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it and the Warrant Agent, and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

(c)            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

(d)            Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve a sufficient number of shares of authorized and unissued Series B Preferred Stock to provide for the issuance of securities upon the exercise of any subscription rights under this Warrant plus all dividends to be paid on any shares of Series B Preferred Stock outstanding. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Preferred Warrant Shares upon the exercise of the subscription rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such securities may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Preferred Warrant Shares which may be issued upon the exercise of the subscription rights represented by this Warrant will, upon exercise of the subscription rights represented by this Warrant and payment of the Exercise Price for such Preferred Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). Except and to the extent as waived or consented to by the holders of a majority of the then outstanding Warrants (based on the number of Preferred Warrant Shares underlying such Warrants), the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Preferred Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Preferred Warrant Shares upon the exercise of this Warrant, and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant. Before taking any action which would result in an adjustment in the number of Preferred Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

(f)            Jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant. As between a Holder and the Company, (i) each party irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof, (nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law), and (ii) if either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Notwithstanding the foregoing, nothing in this paragraph shall limit or restrict the federal district court in which a Holder may bring a claim under the federal securities laws.

(g)            Restrictions. The Holder acknowledges that the Preferred Warrant Shares issuable upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(h)            Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(i)            Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by facsimile, e-mail (other than to the Warrant Agent) or sent by a nationally recognized overnight courier service, addressed to:

WiSA Technologies, Inc.
15268 NW Greenbrier Pkwy

Beaverton, OR 97006
Attention: Brett Moyer

Email: bmoyer@wisatechnologies.com

VStock Transfer, LLC
18 Lafayette Place

Woodmere, NY 11598
Attention: Client Services

or such other facsimile number, email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Warrant Agent. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail (or e-mail attachment) at the email address set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail (or e-mail attachment) at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

(j)            Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Preferred Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any shares of Series B Preferred Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(k)            Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(l)            Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Preferred Warrant Shares.

(m)            Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Holders of a majority of the Preferred Warrant Shares underlying the Warrants of the Company issued on the Closing Date that are outstanding as of such date.

(n)            Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(o)            Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(p)            Warrant Agency Agreement. This Warrant is issued subject to the Warrant Agency Agreement. To the extent any provision of this Warrant conflicts with the express provisions of the Warrant Agency Agreement, the provisions of this Warrant shall govern and be controlling; provided, however, that all provisions with respect to the rights, duties, obligations, protections, immunities and liability of the Warrant Agent only shall be determined and interpreted solely by the provisions of the Warrant Agency Agreement.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

WISA TECHNOLOGIES, INC.

By:
Name: Brett Moyer
Title: President and Chief Executive Officer

Dated: [_________], 2023

Countersigned:

VSTOCK TRANSFER, LLC,
as Warrant Agent

By:
Name:
Title:

NOTICE OF EXERCISE

TO:      VSTOCK TRANSFER, LLC

(1)            The undersigned hereby elects to purchase ________ Preferred Warrant Shares of the Company pursuant to the terms of the attached Warrant (only required if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)            Payment shall take the form of lawful money of the United States.

(3)            Please issue said Preferred Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Preferred Warrant Shares shall be delivered to the following DWAC Account Number:

DTC number:
Account name:
Account number:

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

EXHIBIT A
ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:
Email Address:
Dated: ________________ __, _____
Holder’s Signature:
Holder’s Address:

(Holder’s signature must conform in all respects to the name of the Holder and must bear a signature guarantee by an Eligible Guarantor Institution (as that term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended).